UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)           April 25, 2006
EMAGEON INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51149	63-1240138

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:           (205) 980-9222
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement
     On April 25, 2006, Emageon Inc. (the “Company”) entered into a letter agreement dated April 24, 2006 (the “Agreement”), with Milton Silva-Craig, its former President and Chief Operating Officer, amending Mr. Silva-Craig’s employment agreement and setting forth certain other understandings and arrangements between the Company and Mr. Silva-Craig. The Agreement provides that Mr. Silva-Craig, who resigned his position as President and Chief Operating Officer of the Company as of March 22, 2006, will remain employed with the Company on a full-time basis through September 30, 2006, performing such duties as may be assigned from time to time by the Chief Executive Officer of the Company. During this period Mr. Silva-Craig will continue to be paid the base salary he was being paid and will continue to receive certain other benefits he was being provided on the date of his resignation as President and Chief Operating Officer. The Agreement further provides that from October 1, 2006 through February 28, 2007 (the “Transition Period”), Mr. Silva-Craig will be considered a part-time employee of the Company and will make himself available in person, by telephone or by email as reasonably requested by the Company, at a reduced level of compensation, and will be eligible to participate in the Company’s benefit plans generally available to part-time employees. Vesting of Mr. Silva-Craig’s stock options will continue throughout the Transition Period. Following the termination of Mr. Silva-Craig’s employment on February 28, 2007, Mr. Silva-Craig will continue to be bound by the obligations of confidentiality, non-solicitation, non-competition and non-disparagement set forth in his original employment agreement for a period of one year.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)

	By:	/s/ W. Randall Pittman

W. Randall Pittman Chief Financial Officer and Treasurer

Date: May 1, 2006